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                                                                    EXHIBIT 99.2

                    THIRD QUARTER 2004 INVESTOR PRESENTATION
    JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                                OCTOBER 28, 2004

         Thank you, Rochelle.

         Good morning and welcome to our third quarter 2004 conference call. This call is being simultaneously broadcast on the internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

         Following our usual protocol, I will start our conversation this morning with some brief comments expanding on our press release. Following my comments, we will open the call for your questions. I would remind you that my prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the Securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward looking statements that could cause actual results to differ materially from projected results.

         Our reported results for the third quarter 2004 amounted to a net profit of $12.3 million dollars or $0.67 cents per share, compared to a net profit of $19.0 million dollars or $1.03 cents per share in the third quarter of 2003. Both 2004 and 2003 third quarters included restructuring and impairment items. Included in third quarter 2004 reported results was a pre-tax charge of $1.0 million dollars, or $650 thousand dollars net of tax, related to the facility consolidation actions taken in both our Compressor and Electrical Components businesses as part of the programs that were announced and initiated in the second quarter. Also included in the third quarter 2004 is a $1 million dollar charge or $650 thousand dollars net of tax for a workforce reduction action in India. This action reduced the hourly workforce in the Company's facility located in Ballabgarh by approximately 100 people. With respect to the 2003 third quarter, results included a curtailment gain of $3.3 million dollars or $2.1 million dollars net of tax associated with the restructuring actions in the Engine group that took place in 2003. In addition to the restructuring charges, there were other items also worth noting to help understand the comparability of the two periods. Third quarter 2004 earnings were affected by a revision to our full year estimated effective tax rate which is now about 38%. The change resulted from a change in the ratio of foreign losses, for which we do not recognize a related tax benefit to total worldwide pre-tax income. The resulting tax rate in the third quarter of 2004 is approximately 40%. This is in contrast to an effective tax rate of 23% in the third quarter of 2003 due to a number of favorable items that affected that quarter. The resulting decline in third quarter earnings due to taxes was worth approximately $0.21 cents per share. In further comparing the third quarter year over year results, net interest expense increased from $200 thousand dollars to $3.0 million dollars representing a $0.10 cent per share impact to the bottom line. Excluding all these items, we saw a $0.14 cent per share improvement in operating earnings. All of this improvement was attributable to the Compressor segment.

         Consolidated sales for the quarter amounted to $478.6 million dollars, up from last year's third quarter sales of $438.5 million dollars, an increase of $40.1 million dollars or 9%. The effect of currency translation increased sales by $7.6 million dollars. The increase was

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attributable to the Compressor and the Engine and Power Train businesses. I will address each of these changes more specifically in my comments regarding each business segment.

         While the sales growth was positive, some segments fell at the lower range of our expectations because summer temperatures in the U.S. have, for the most part, been mild. Hot weather is generally more favorable for Compressor and Electrical Component aftermarket operations.

         To best understand our overall results, it is best to look at them by business segment -- starting with the Compressor business. Compressor sales, in terms of dollars, rose by $25.1 million dollars, or approximately 13%. The effects of currency accounted for about 25% of the increase. The remainder of the increase can be attributable to very favorable global residential refrigeration markets as well as an improving room air conditioning market. Our global productive capacities for these small, high efficiency residential refrigeration compressors are nearly at peak volumes, and the high demand for these compressors has resulted in inflationary pricing. Total dollar sales in this segment are up 39%. Our global sales for compressors used in room air conditioners are also up by 50%.

         Compressor segment operating results improved by $7.0 million dollars, or 45%, excluding the restructuring and impairment charges related to this business. The improvement is reflective of the volume increases in the refrigeration and room air conditioning segments. The exchange rate between the U.S. Dollar and the Brazilian Real was a non-factor for the quarter as the average exchange rate was fairly consistent year over year.

          The outlook in the Compressor Group for the balance of the year, as always, is subject to variability due to currency rates, but currently we are still bullish on the sales forecast. I would like to emphasize that we are not seeing much relief on commodity costs and the effects will become more pronounced as our various supply contracts expire and are renegotiated. Keeping in mind the uncertainty regarding currency and commodity prices, which could quickly change our outlook, we are optimistic that the Compressor Group will show improved results in the fourth quarter in comparison to the prior year, exclusive of restructuring charges.

         Moving to the Electrical Components Group. For the quarter, the Group reported sales of $102.1 million dollars compared to $101.5 million dollars a year ago. A weak aftermarket season and volume declines in sales of gear motors were offset by gains in sales of motor parts to third parties and higher sales in the Asia/Pacific region.

         Electrical Components operating profit for the quarter was $3.5 million dollars compared to $3.9 million dollars a year ago, excluding the restructuring and impairment charges associated with this business. Like last quarter, the decline was largely attributable to the escalation of the prices of commodities, including copper and steel.

         Looking forward into the fourth quarter of the year for the Electrical Components business, our current forecasts indicate fairly consistent sales levels, or up slightly. Like the previous quarters, however, profits will be impacted by commodity costs.

         Now let's look at the Engine and Power Train Group. Sales in the Engine and Power Train Group were up $15.4 million dollars, or approximately 14%, from the prior year's third quarter. North America sales accounted for 95% of this increase and were most notable in

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engines used for walk-behind rotary lawn mowers and snow throwers. Sell through of walk- behind mowers was very good and extended the build season into the third quarter. We sold approximately 100 thousand more walk-behind engines in the third quarter than last year. The snow season is also looking like one of the best on record. Our third quarter volumes are up 5 1/2 percent over a very good last year despite some share losses.

         For the quarter, the Group's operating results declined by $1.1 million dollars. The decline can be attributed to the same factors identified in the second quarter. Commodity costs are affecting us globally and the late ramp up of our new Brazilian operations has caused inefficiencies and cost premiums within our U.S. operations. In addition, the high fixed costs of our European production facilities remain a drag on earnings given very low production volumes, particularly in the third quarter when volumes are at their lowest at this facility.

         Looking forward to the balance of the year for the Engine and Power Train business, we expect sales to be flat to slightly higher, but our outlook is for further decline in operating profit based upon increasing cost pressures and continuing cost increases in the European market.

         Now for the Pump Group. Pump operations experienced a decline in sales of approximately 4% for the quarter. Sales within most segments were actually up, except for the water gardening category. Here sales were off 30% as a major retail customer sought to reduce their inventories in preparation of re-sourcing this product to a Chinese-based supplier. Operating income in the segment declined by $200 thousand dollars in the third quarter due to higher engineering, administrative and benefit costs. Looking forward, we expect sales to be relatively flat with declines in some markets being offset by others. However, fourth quarter profitability will be challenged based upon our increasing costs.

         In the aggregate, profitability in the fourth quarter will be down from last year's fourth quarter. Like the third quarter, the two largest factors will be net interest expense and taxes.

         During our call last quarter, I mentioned that the Company had begun the implementation of Oracle's E-Business Suite globally. The implementation is on schedule. Capital expenditures in the quarter related to the implementation amounted to approximately $3.6 million dollars. In addition, we anticipate continued research and development spending, as pending regulations in the compressor, motor and engine segments all pose opportunities in the marketplace. We still have significant cash balances and anticipate generating sufficient cash to fund these planned expenditures and pay dividends.

         As always, we continue to assess potential restructuring, cost reduction actions and/or strategic business acquisitions that will enhance our competitiveness and fit into the overall plan. Such actions could result in material charges to our reported results in future periods.

         That concludes my prepared comments for this morning. I am now be pleased to take your questions.


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